Exhibit 99

           GATEWAY FINANCIAL HOLDINGS JOINS THE RUSSELL MICROCAP INDEX

ELIZABETH CITY, N.C., July 11 /PRNewswire-FirstCall/ -- Gateway Financial Holdings, Inc. (Nasdaq: GBTS), the holding company for Gateway Bank & Trust Co., announced today it has joined the Russell Microcap Index. The newly- launched investment index is comprised of the smallest 1,000 securities in the Russell 2000, plus the next 1,000 companies, based on a ranking of all U.S. equities by market capitalization.

"This is an opportunity to further enhance our visibility among institutional investors," commented Gateway Financial Holdings Chairman and CEO D. Ben Berry. "We are a high-growth company. Inclusion in this new index reflects the success of our strategies as measured by our growing market cap."

The Russell indexes are widely used by institutional investors and the investment management community. The addition of a Russell Microcap Index provides an unbiased benchmark for the performance of the microcap segment.

About the Company

Gateway Financial Holdings, Inc. is the parent company of Gateway Bank & Trust Co. Gateway Bank & Trust Co. is a full-service community bank with a total of eighteen offices in Elizabeth City (3), Edenton, Kitty Hawk, Nags Head, Moyock, Plymouth and Roper, North Carolina, and in Virginia Beach (5), Chesapeake (2), Suffolk and Emporia, Virginia. The Bank also provides insurance through its Gateway Insurance Services, Inc. subsidiary and brokerage services through its Gateway Investment Services, Inc. subsidiary.

Forward-Looking Statements

Statements contained in this news release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Amounts herein could vary as a result of market and other factors. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Commission from time to time. Such forward- looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, expected or anticipated revenue, results of operations and business of the Company that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, market capitalization, the ability to satisfy listing criteria for market indexes, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products and services. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

/CONTACT:  D. Ben Berry, Chairman, President and CEO, or
Mark A. Holmes, Senior Executive Vice President and CFO of Gateway Financial Holdings, Inc., +1-252-334-1511/
/Web site:  http://www.gatewaybankandtrust.com/